UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 28, 2015

Ciena Corporation (Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)

001-36250	23-2725311
(Commission File Number)	(IRS Employer Identification No.)

7035 Ridge Road, Hanover, MD	21076
(Address of Principal Executive Offices)	(Zip Code)

(410) 694-5700
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 - DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGMENTS OF CERTAIN OFFICERS

(e) On October 28, 2015, the Compensation Committee of the Board of Directors (the “Committee”) of Ciena Corporation (“Ciena”) approved certain changes to the compensation of François Locoh-Donou in connection with his previously disclosed appointment to serve as Ciena’s Senior Vice President and Chief Operating Officer effective as of November 1, 2015.  In connection with this appointment, Mr. Locoh-Donou’s annual base salary will increase from $420,000 to $525,000, and he will continue to be eligible to receive an annual target bonus of 85% of his base salary under Ciena’s annual Cash Incentive Bonus Plan. Effective as of November 1, 2015, Mr. Locoh-Donou will receive a restricted stock unit award of 65,331 shares of Ciena common stock under Ciena’s 2008 Omnibus Incentive Plan, the underlying shares of which will vest as to one-third of the grant amount on each of December 20, 2017, December 20, 2018 and December 20, 2019, provided that he remains an employee on each such date.

Mr. Locoh-Donou will continue to be party to Ciena’s standard executive change in control severance agreement, and entitled to the applicable benefits thereunder for Ciena senior vice presidents. This agreement is more fully described in the proxy statement for Ciena’s 2015 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on February 11, 2015. In addition, Mr. Locoh-Donou will continue to be eligible to receive financial planning and tax preparation services and annual medical examinations on the same terms as provided to Ciena’s other executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciena Corporation

Date: November 2, 2015	By:	/S/ David M. Rothenstein
David M. Rothenstein
Senior Vice President, General Counsel and Secretary